Exhibit 99.1

MEAD JOHNSON NUTRITION EXPANDS BOARD AND

APPOINTS MICHAEL GROBSTEIN AS DIRECTOR

GLENVIEW, Ill., February 28, 2014 — Mead Johnson Nutrition Company (NYSE: MJN) announced today that it is expanding the size of its board from eleven to twelve members and appointing Michael Grobstein as its newest director.  He is a retired Vice Chairman of Ernst & Young LLP, one of the world’s largest professional services organizations.

Mr. Grobstein, 71, is currently on the board of directors of Bristol-Myers Squibb, where he is a member of the audit committee, as well as the compensation and management development committees.  He was also a director of Given Imaging, Ltd., where he served on several committees and was chair of the audit committee, until its recent acquisition by Covidien plc.

Having joined Ernst & Young in 1964, Mr. Grobstein was made a partner in 1975.  He served as a Vice Chairman from 1984 until his retirement in 1998.  During that period, he held a series of companywide leadership positions that included responsibility for Accounting and Auditing Services; Planning, Marketing and Industry Services; and areas of International Operations.

Mr. Grobstein currently serves on the boards of the Central Park Conservancy and the Peer Health Exchange.

“Mike’s knowledge of accounting, internal controls and financial reporting rules and regulations — along with his varied experience serving on the boards of several global companies — will add additional depth and strength to the broad expertise of our current board,” commented James M. Cornelius, chairman of the Mead Johnson board.

About Mead Johnson

Mead Johnson, a global leader in pediatric nutrition, develops, manufactures, markets and distributes more than 70 products in over 50 markets worldwide.  The company’s mission is to create nutritional brands and products trusted to give infants and children the best start in life.  The Mead Johnson name has been associated with science-based pediatric nutrition products for over 100 years.  The company’s “Enfa” family of brands, including Enfamil® infant formula, is the world’s leading brand franchise in pediatric nutrition.  For more information, go to meadjohnson.com.

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CONTACTS:

Investors — Kathy MacDonald, (847) 832-2182, kathy.macdonald@mjn.com

Media — Christopher Perille, (847) 832-2178, chris.perille@mjn.com